Exhibit 10.1
FIFTH AMENDMENT TO LEASE
THIS FIFTH AMENDMENT TO LEASE (the “Amendment”) is made and entered into as of the 18th day of April, 2006, by and between Marina Business Center, LLC, a California limited liability company (“Landlord”), Cancervax Corporation, a Delaware corporation (“Tenant”), and American Bioscience, Inc., a California corporation (“Assignee”).
RECITALS
WHEREAS, Landlord (as successor in interest to Spieker Properties, LP, a California limited partnership) and Tenant are parties to that certain Lease dated July 22, 1999, which lease has been previously amended by First Amendment to Lease dated October 1, 2001, by Second Amendment to Lease dated September 4, 2002, by Third Amendment to Lease dated November 14, 2003 and by the Fourth Amendment to Lease dated January 18, 2005 (the “Fourth Amendment” and, collectively with the original lease and all amendments thereto, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space containing approximately 50,750 rentable square feet (the “Premises”) described as Suite Nos. 100 and 150 on the first and second floors of the building commonly known as Marina Business Center located at 4503 Glencoe Avenue, Marina Del Rey, California 90292 (the “Building”); and
WHEREAS, under the terms of the Lease, Tenant has requested permission from Landlord to assign Tenant’s interest in the Lease to Assignee (the “Assignment”); and
WHEREAS, Landlord has agreed to the Assignment subject to the parties’ modification of the Lease as set forth below; and
WHEREAS, Landlord, Tenant and Assignee now desire to amend the Lease as follows.
NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties have agreed as follows:
AGREEMENT
1. Option to Extend. Tenant’s option to extend the Lease, as set forth in Paragraph 39B thereof, is hereby terminated. The Lease shall expire on its own terms on August 14, 2011.
2. Removal of Tenant Improvements. Pursuant to the Fourth Amendment, Landlord consented to certain tenant improvements to the Premises, which improvements are described in the Manufacturing Facility Remodel, dated October 29, 2004, as modified by those plans dated November 16, 2004 (as so modified, the “Plans”). The Plans are attached as Exhibit A hereto. In accordance with Section III(D) of the Fourth Amendment, Tenant is obligated to remove, to the extent requested by Landlord in accordance with Section III(D) of the Fourth Amendment, the tenant improvements described in the Plans and restore the Premises as required by Section III(D) of the Fourth Amendment. Assignee hereby expressly acknowledges and assumes the obligations of Tenant set forth in Section III(D) of the Fourth Amendment with respect to the removal of the tenant improvements described in the Plans. Assignee’s obligation to remove Tenant Improvements upon Landlord’s request, as set forth in Section III(D) of the Fourth Amendment, shall also apply to any and all Tenant Improvements which have not been approved by the Landlord.
3. Landlord’s Consent. Subject to the terms of the Lease, Landlord hereby consents to the assignment of all of Tenant’s rights and obligations under the Lease to Assignee. In addition to the foregoing consent, Landlord acknowledges that Assignee has informed Landlord that Assignee intends to merge into Abraxis Bioscience, Inc., formerly known as American Pharmaceutical Partners, Inc. (“Abraxis”), an affiliate of Assignee, and Landlord consents to the transfer of the Lease (as modified by this Amendment), and the assignment of all rights and duties thereunder, to Abraxis in connection with the aforementioned transaction.
4. Miscellaneous.
a.	This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant or Assignee be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant or Assignee in connection with entering into the Lease.

b.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

c.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

d.	Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant or Assignee. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant and Assignee.

e.	The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

f.	Tenant and Assignee hereby represent to Landlord that neither of them has dealt with a broker in connection with this Amendment. Tenant and Assignee agree to indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any brokers claiming to have represented Tenant or Assignee in connection with this Amendment. Landlord hereby represents to Tenant and Assignee that Landlord has not dealt with a broker in connection with this Amendment. Landlord agrees to indemnify and hold Tenant and Assignee, their trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the “Tenant Related Parties”) harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.

g.	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting. This Fifth Amendment to Lease shall be governed by and construed in accordance with the laws of the State of California. In the event that either party commences legal or administrative action to enforce any of the terms of this Agreement, the prevailing party shall be entitled to recover all costs of such enforcement, including all reasonable attorney’s fees and costs.
[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, Landlord, Tenant and Assignee have duly executed this Amendment as of the day and year first above written.

LANDLORD:

MARINA BUSINESS CENTER, LLC,
a California limited liability company

By:	/s/ W. Scott Dobbins

Print Name: W. Scott Dobbins

Title: Authorized Representative

TENANT:

CANCERVAX CORPORATION,
a Delaware corporation

By:	/s/ David F. Hale

Print Name: David F. Hale

Title: President and Chief Executive Officer

ASSIGNEE:

AMERICAN BIOSCIENCE, INC.,
a California corporation

By:	/s/ Richard E. Maroun

Print Name: Richard E. Maroun

Title: General Counsel